To the Board of Directors of
MVP Holdings, Inc.
(A Development Stage Company)
578 Cervantes Dr.
Henderson, NV 89014

We hereby consent to the inclusion in the Form 10 Registration Statement of our report dated November 21, 2012 with respect to our audit of the financial statements of MVP Holdings, Inc. as of September 30, 2012 and 2011.


   s/Madsen & Associates CPAs, Inc.
_____________________________________
Madsen & Associates CPAs, Inc.
Salt Lake City, Utah
December 13, 2012